Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Olin Corporation:

We consent to incorporation by reference in the Registration Statements No. 333-101027 and No. 333-101029 on Form S-3 and Nos. 33-28593, 33-00159, 33-52681, 33-40346, 33-41202, 333-05097, 333-17629, 333-18619, 333-39305, 333-39303, 333-71693, 333-31098, 333-31096, 333-35818, 333-54308, 333-56690, 333-72244, 333-97759, 333-98193, 333-88990, 333-110135 and 333-110136 on Form S-8 of Olin Corporation of our reports dated March 7, 2005 with respect to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Olin Corporation. Our report with respect to the consolidated financial statement refers to a change in the method of accounting for asset retirement obligations in 2003.

/s/ KPMG LLP

KPMG LLP

Stamford, CT

March 7, 2005